CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-209619 on Form N-14 of our report dated May 21, 2015, relating to the financial statements and financial highlights of Rainier High Yield Fund in the Annual Report on Form N-CSR of Rainier Investment Management Mutual Funds for the year ended March 31, 2015, and to the references to us under the headings "Independent Registered Public Accounting Firm”, “Financial Highlights and Experts", and “Representations and Warranties” in the Proxy Statement/Prospectus, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
Costa Mesa, California
March 24, 2016